Schedule 1.1 Performance Guarantee
to the Sale and Purchase Agreement
between Statoil ASA and Statpet AS
and Norsk Teekay AS
dated 15 December 2002

FORM OF COMPANY PERFORMANCE GUARANTEE

[place and date]

[Name and address of
relevant contractual
party]

Gentlemen:

NAVION OFFSHORE LOADING AS

Reference is made to that certain [contract of affreightment][time charterparty] (the “Contract”) dated [ ] and originally entered into between Navion Maritime AS [Rasmussen Navion KS] as [owners][charterers] and yourselves as [charterers][owners].

By letter (the “Letter”) dated [ ] from Navion Maritime AS and Navion Offshore Loading AS (“NOL”) your consent has been requested to permit the assignment [and novation] of the Contract from Navion Maritime AS to NOL. Following the completion of our sale and purchase transaction with Statoil ASA in respect of our (indirect) acquisition of all of the shares in Navion ASA, NOL will become our (indirect) wholly-owned subsidiary.

In consideration of your consent to the assignment [and novation] of the Contract to NOL as requested [and as further documented in the addendum to the Contract dated [ ]], we

NAVION OFFSHORE LOADING AS
a Marshall Islands corporation with its business address at
TK House, Bayside Executive Park, West Bay Street & Blake Road,
P.O. Box AP-59212, Nassau, the Bahamas

hereby guarantee as if they were our own obligations the due, full and faithful performance by NOL of all its obligations – irrespective of whether they are obligations for specific performance, payment or otherwise - under or in connection with the Contract as assigned [and novated].

Furthermore, we undertake, that, if for any reason whatsoever NOL shall be in default of any of its performance obligations under the Contract and/or does not pay any amount which is payable by it under or in connection with the Contract, we will, promptly ensure that the relevant obligation is performed in full in accordance with the terms of the Contract, and we shall pay to you any damages, costs, interest or other sums which are payable by NOL under or in respect of the Contract.

Any demand hereunder shall be made in writing signed by two duly authorized representatives stating that such performance and/or amounts as due from the NOL pursuant to the terms of the Contract remains unfulfilled as at the date of such demand.

Our liability under this Guarantee shall not be affected by any amendment or variation whatsoever of the Contract which may be agreed upon between yourselves and NOL, whether as to time or otherwise, or by any other matter or circumstance which would or might otherwise discharge our liability hereunder as guarantor of NOL’s obligations as aforesaid.

This Guarantee shall become effective as from the date of, and subject to, the completion of our acquisition of all of the shares in Navion ASA. Save in respect of any demands made hereunder prior to termination or expiry of this Guarantee, our liability hereunder shall remain until the earlier of (i) the date falling thirty (30) days after expiry of the Contract and (ii) acknowledgement by you that NOL has performed its obligations under the Contract. Provided, however, that in the event that, before the expiry of this Guarantee, legal proceedings are commenced by either party pursuant to the Contract to determine the question of NOL’s liability to you thereunder or our liability to you under this Guarantee, this Guarantee shall continue in full force and effect until a date falling thirty (30) days from the date of the final and binding decision made in such proceedings.

The benefit of this Guarantee shall be capable of assignment without our consent to any lawful assignee of the benefit of the Contract.

The governing law and jurisdiction provision of the Contract shall apply accordingly to the Guarantor and this Guarantee].

Yours faithfully

..........................

Duly Authorised Signatory
For and on behalf of

TEEKAY SHIPPING CORPORATION